EXHIBIT 3.1

AMENDMENT TO

AMENDED AND RESTATED BYLAWS

OF TOUGHBUILT INDUSTRIES, INC.

The Amended and Restated Bylaws, as amended (the “Bylaws”), of ToughBuilt Industries, Inc., a Nevada corporation (the “Company”), are hereby amended as follows, effective as of October 6, 2022.

1. Section 2.6 of the Bylaws is hereby amended and restated in its entirety to read as follows:

“Section 2.6. Quorum. At all meetings of the Corporation’s stockholders, the presence in person, by remote communication or proxy of the holders of not less than 33-1/3 percent of the shares issued and outstanding and entitled to vote shall be necessary and sufficient to constitute a quorum for the transaction of business except as otherwise provided by law, by the Articles of Incorporation or by these Bylaws.  If, however, such quorum shall not be present or represented at any meeting of the stockholders, the stockholders entitled to vote thereat, present in person or represented by proxy, shall have the power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present or represented. If the adjournment is for more than 30 days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. At such adjourned meeting at which a quorum shall be present or represented, any business may be transacted which might have been transacted at the meeting as originally notified.”

2. Except as specifically amended herein, the Bylaws shall remain unchanged and in full force and effect.

The undersigned hereby certifies that he is the duly elected, qualified, and acting Secretary of ToughBuilt Industries, Inc., a Nevada corporation, and that the foregoing Amendment to the Amended and Restated Bylaws constitutes the entire amendment to the Amended and Restated Bylaws, as amended, as duly adopted by the Board of Directors on October 6, 2022.

Executed on October 6, 2022.

/s/ Michael Panosian
Michael Panosian
Secretary